FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND
                                  INCORPORATED

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS



I.       Introduction
         This Code has been written and adopted in conformity with Section 406 of the Sarbanes-Oxley Act of 2002 as implemented by SEC rules and regulations. This Code sets forth principles and establishes rules of conduct for Senior Officers (as defined below) of the Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated. This Code supplements other Codes that the Fund or its Investment Adviser has adopted or may adopt in connection with other matters.


II.      General Principles
         It is the ethical and legal obligation of the Fund's Senior Officers to strive to insure the full, fair, timely, and comprehensible financial disclosure to shareholders, regulatory authorities, and the general public. It is also the obligation of the Fund's Senior Officers to establish and/or maintain adequate internal control safeguards for the purposes of (1) utilizing the Fund's financial resources in the manner authorized by the Fund's Board of Directors and permitted by applicable law and (2) laying the foundation for proper financial accounting. It is the obligation of the Fund's Senior Officers to avoid improper conflicts of interest.

         As a guiding principle, a Senior Officer is expected to act in a manner that he would wish another to act towards him if the roles were reversed.


III.     Applicability
         For purposes of this Code, a Senior Officer of the Fund means either the Chief Executive Officer or the Chief Financial Officer or such other officer performing the tasks of such officers in an official capacity.


IV.      Compliance with Applicable Law and Regulations
         A Senior Officer shall maintain working knowledge of and comply with all applicable laws, rules, and regulations of any government, government agency, regulatory organization and licensing agencies governing matters of internal controls and financial statement disclosure.

         A Senior Officer will not knowingly participate or assist in any violation of such laws, rules, or regulations.


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V.       Financial Disclosure Procedures
         The following procedures and rules are to apply in all manners regarding financial disclosure. Financial disclosure includes, without limitation, regular periodic reports to shareholders (e.g., Annual, Semi-Annual, and Quarterly Reports), press releases, reports to regulatory authorities or securities exchanges, reports to taxing authorities, web pages, information released to statistical subscriber services, etc.

         A Senior Officer will not knowingly misstate a material fact nor will such Officer fail to state a fact that is material under the circumstances.

         A Senior Officer will use his best efforts to seek to assure that financial disclosure is clear and comprehensible.

         In manners regarding financial disclosure, a Senior Officer will avoid selectively disclosing information, except to service providers of the Fund and applicable regulatory authorities that are expected to maintain confidentiality in accordance with ethical business practice.

         A Senior Officer will make every reasonable effort to make sure that financial disclosure is made in a timely manner.

         A Senior Officer will provide and/or cause to be provided full cooperation with financial auditors and/or other regulatory/criminal investigators.

         A Senior Officer will maintain familiarity with such basic principles of GAAP, AICPA standards, FASB pronouncements, etc., as are necessary to carrying out the obligation of fair and full financial accounting disclosure.



VI.      Internal Control Procedures
         A Senior Officer will maintain working knowledge of the Fund's foundational governance documents, key contracts, and actions/resolutions of its Board of Directors and Board Committees.

         A Senior Officer will make every reasonable effort to insure that the terms of the Fund governance documents, key contracts, and actions of the Board and its Committees are faithfully carried out.


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         A Senior Officer will make every reasonable effort to insure, including the establishment of procedures as may be necessary, the proper authorization of securities transactions and the compliance with requisite investment guidelines and requirements.

         A Senior Officer will make every reasonable effort to insure, including the establishment of procedures as may be necessary, that payments for investments, expenses, shareholder distributions, and other purposes have been properly made. This may include the designation of certain persons as authorized agents.

         A Senior Officer will review the operations of the Fund and review the adequacy of internal controls through the mechanism of the Fund's Disclosure and Internal Controls Committee and such Committee's Procedures.



VII.     Actual and Apparent Conflicts of Interest
         A "conflict of interest" occurs when a Senior Officer's private interest interferes with the interests of, or his service to, the Fund.

         Certain conflicts of interest arise out of relationships between Senior Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act") and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). The Fund's and the investment adviser's compliance programs and procedures are designed to prevent, identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameter of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Senior Officers are also officers or employees. As a result, this Code recognizes that the Senior Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Senior Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Senior Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Directors that the Senior Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

         Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to the provisions in the Investment Company Act and the Investment Advisers Act.


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The  overarching  principle  is that the personal  interest of a Senior  Officer should not be placed improperly before the interest of the Fund.



A Senior Officer must:

         (1) not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Senior Officer would benefit personally to the detriment of the Fund;

         (2) not cause the Fund to take action, or to refrain from taking action, for the individual personal benefit of the Senior Officer rather than for the benefit of the Fund;

         (3) not use material non-public knowledge of portfolio transactions made or contemplated by the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.


VIII.    Supervision
         A Senior Officer will exercise appropriate supervision over employees, officers, and other service providers to seek to insure that the foregoing procedures are followed.


IX.      Standard of Care
         A Senior Officer will exercise reasonable care in the carrying out of all duties under this Code and as an officer of the Fund.


X.       Reporting and Accountability
         A Senior Officer must promptly notify the President of the Fund, or a Vice President he may designate, promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The President of the Fund, or a Vice President he may designate, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

         The Fund will follow these procedures in investigating and enforcing this Code:

         (1) the President, or a Vice President he may designate, will take all appropriate action to investigate any potential violations reported to him;


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         (2)      if, after such investigation, the President or Vice President believes that no violation has occurred, no further action is required;

         (3) any matter that the President or Vice President believes is a violation will be reported to the Audit Committee;

         (4) if the Audit Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification of appropriate personnel of the investment adviser or its board, or a recommendation to dismiss the Senior Officer.


         The Board will be responsible for granting waivers, as appropriate, such waiver also requiring a majority vote of the independent directors. However, any changes to or waivers of this Code will, to the extent required, be disclosed as provided by rules of the SEC.
XI.

XII. Consequences of Failure to Comply with this Code
         In the event that a Senior Officer has not complied with any provision of this Code, the Audit Committee shall refer the matter to the Fund's Board of Directors. The Board may impose appropriate sanctions including, among other things, censure and suspension or termination of such person's officership. XIII.

XIV.     Other Policies and Procedures
         This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's Investment Adviser or other service providers govern or purport to govern the behavior or activities of the Senior Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and its Investment Adviser's codes of ethics under Rule 17J-1 under the Investment Company Act and the Investment Adviser's other compliance and control policies and procedures are separate requirements applying to the Senior Officers and others, and are not part of this Code.

XV.
XVI.     Acknowledgment
         Upon the adoption of this Code and annually thereafter and upon the appointment of any individual to a position as a Senior Officer, he or she is required to sign the affirmation set forth on Exhibit A.



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XVII.    Annual Review and Amendments
         This Code of Ethics shall be reviewed and approved by the Fund's Board of Directors no less frequently than annually.

         The Directors may at any time make such amendments as they deem necessary or appropriate to effectuate the purposes of this Code. Such amendments require a majority vote of the Board of Directors and a majority vote of the non-interested Directors.



XVIII.   Internal Use
         This Code is intended solely for the internal use of the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.



Adopted  by  the  Flaherty  &  Crumrine   Preferred   Income   Opportunity  Fund
Incorporated Board of Directors at its Meeting of July 18, 2003



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                                    EXHIBIT A
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XIX.     Affirmation
         I have read this Code of Ethics for Senior Officers. I further confirm that I am a Senior Officer as defined therein and have complied with the requirements of this Code.





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